By-Laws
                                     Page 1
                             GSA Publications, Inc.

                                     BY-LAWS


ARTICLE I MEETINGS OF SHAREHOLDERS

      1.    Shareholders'   Meetings   shall  be  held  in  the  office  of  the
corporation, at Carson City, NV, or at such other place of places as the Directors shall, from time to time, determine.

      2. The annual meeting of the shareholders of this corporation shall be held on the incorporation date each year beginning in 2006, at which time there shall be elected by the shareholders of the corporation a Board of Directors for the ensuing year, and the shareholders shall transact such other business as shall properly come before them. If the day fixed for the annual meeting shall be a legal holiday such meeting shall be held on the next succeeding business day.

      3. A notice signed by any Officer of the corporation or by any person designated by the Board of Directors, which sets forth the place of the annual meeting, shall be personally delivered to each of the shareholders of record, or mailed postage prepaid, at the address as appears on the stock book of the corporation, or if no such address appears in the stock book of the corporation, to his last known address, at least ten (10) days prior to the annual meeting.

      Whenever any notice whatever is required to be given under any article of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time of the meeting of the shareholders, shall be deemed equivalent to proper notice.

      4. A majority of the shares issued and outstanding, either in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the shareholders.

      5. If a quorum is not present at the annual meeting, the shareholders present, in person or by proxy, may adjourn to such future time as shall be agreed upon by them, and notice of such



                                    By-Laws
                                     Page 1